UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2010

Bomps Mining, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-156363	26-3018106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 W. Point Loma Blvd. Suite H-436 San Diego, CA	92110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 359-5215

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2010, Doug Cole was appointed as a member of the board of directors and as President, Secretary and Treasurer of Bomps Mining, Inc. (the “Company”).  Mr. Cole is currently the managing partner of Great Bear LLC, a corporate consulting firm.  Mr. Cole has also served as a member of the board of directors and as a member of the compensation, nominating and audit committees of Longwei Petroleum Investment Holding Limited since March 22, 2010.  Mr. Cole has also worked with Objective Equity LLC a boutique Investment Bank based in New York since 2006. Mr. Cole served as Executive Vice Chairman and Executive Vice President of Trinity Companies, a continuing education company, since 2002 and was its Chief Executive Officer until February 1, 2006 when the company moved its corporate headquarters to Texas. From 1998 to 2000, Mr. Cole served as Chairman and Chief Executive Officer of RateXchange Corporation (formerly NetAmerica.com) and as a director of two of its subsidiaries, RateXchange I, Inc. and PolarCap, Inc. He served as Chairman, Chief Executive Officer, President and Principal Accounting Officer of RateXchange from 1999 to 2000.Mr. Cole was the founder, Chief Executive Officer and Executive Vice-President of Star Prres (formerly Great Bear Technology) from its inception in 1992 until its merger with Graphix Zone Inc. in 1996.  Mr. Cole is a 1978 graduate of the University of California, Berkeley.

There is no family relationship between Mr. Cole and any other executive officer or director of the Company.  In addition, Mr. Cole has not had a direct or indirect material interest in any transaction in which the Company was a participant.

On April 8, 2010, Kris Ertz resigned from her position as a member of the board of directors of the Company.  She also resigned from her positions as President, Secretary, Treasurer and Chief Financial Officer.  There were no disagreements or disputes between Ms. Ertz and the Company which led to her resignation.  Her resignation as an officer and director of the Company was effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOMPS MINING, INC.

Date: April 20, 2010	By:	/s/ Doug Cole
Name: Doug Cole Title: President